EXHIBIT 99.1



                                                         FOR IMMEDIATE RELEASE



           CARNIVAL CORPORATION & PLC BOARDS APPOINT RICHARD GLASIER
           ---------------------------------------------------------
                           AS NON-EXECUTIVE DIRECTOR
                           -------------------------


         MIAMI (July 19, 2004) - Carnival Corporation & plc (NYSE/LSE: CCL;
NYSE: CUK) announce the appointment of Richard J. Glasier, president and CEO of Alton, Ill.-based Argosy Gaming Company, to both of its boards. Glasier will serve in a non-executive capacity on Carnival Corporation & plc's identical 15-member boards.

         As Argosy Gaming Company's President and CEO, Glasier is responsible for overseeing all aspects of this $1 billion company, which owns and operates casinos and entertainment centers in Chicago, St. Louis, Cincinnati, Kansas City, Baton Rouge, La., and Sioux City, Iowa. The company currently has 7,000 employees and 7,500 gaming devices at its various locations.

         Prior to joining Argosy Gaming Company, Glasier spent 17 years at Royal Caribbean Cruises Ltd., holding various senior-level financial posts, including executive vice president and chief financial officer.

         He also held financial positions at Ramada Inn, Inc., and NCR Corporation, where he worked for seven and nine years, respectively.

         "With his wide-ranging financial background and extensive travel industry experience, Richard Glasier is the ideal candidate to serve on Carnival Corporation & plc's boards of directors," said Micky Arison, Carnival Corporation & plc chairman and CEO. "We are pleased to welcome someone of his caliber to our boards and look forward to his valuable insight in the continued operation of our company," he added.

         Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of 12 cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn Cruise Line, Windstar Cruises, AIDA, Costa Cruises, Cunard Line, Ocean Village, P&O Cruises, Swan Hellenic, and P&O Cruises Australia. Together, these brands operate 77 ships totaling more than 128,000 lower berths with eight new ships scheduled for delivery between November 2004 and December 2006. Carnival Corporation & plc also operates the leading tour companies in Alaska and the Canadian Yukon, Holland America Tours and Princess Tours. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

MEDIA CONTACTS                               INVESTOR RELATIONS CONTACTS
US                                           US/UK
Carnival Corporation & plc                   Carnival Corporation & plc
Tim Gallagher                                Beth Roberts
1 305 599 2600, ext. 16000                   1 305 406 4832


UK
Brunswick
Sophie Fitton
44 (0) 20 7404 5959


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